UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 26, 2019

GUARDION HEALTH SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38861	44-4428421
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15150 Avenue of Science, Suite 200

San Diego, CA 92128

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 605-9055

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GHSI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 26, 2019, the Board of Directors (the “Board”) of Guardion Health Sciences, Inc. (the “Company”) set the size of the Board to six (6) members and appointed Kelly Anderson as a director of the Company to fill the additional Board seat.

On December 30, 2019 (the “Grant Date”), Ms. Anderson received a grant of 250,000 stock options. The stock options have an exercise price of $0.2465 per share and expire five years from the Grant Date. The stock options vested 50% on the Grant Date and the remainder vest 12.5% on the last day of each subsequent calendar quarter-end beginning with the quarter ending March 31, 2020, until fully vested and subject to continued service.

Ms. Anderson will serve as a member of the Company’s Audit Committee and Compensation Committee. Donald Gagliano has agreed to step down as a member of the Audit Committee effective upon Ms. Anderson’s appointment to such committee.

Ms. Anderson has over 25 years of experience in finance, accounting and operations roles in various industries. Since 2015, Ms. Anderson has been a managing partner in C Suite Financial Partners, a financial consulting services company dedicated to serving private, public, private equity, entrepreneurial, family office and government-owned firms in all industries. Between July 2014 and March 2015, Ms. Anderson was CFO of Mavenlink, a SaaS company. Between October 2012 and January 2014, Ms. Anderson was Chief Accounting Officer of Fisker Automotive. Between April 2010 and February 2012, Ms. Anderson was the President and Chief Financial Officer of T3 Motion, Inc. (“T3”), an electric vehicle technology company. Between March 2008 and April 2010, she served as T3’s Executive Vice President and Chief Financial Officer, and as a director from January 2009 until January 2010. From 2006 until 2008, Ms. Anderson was Vice President at Experian, a leading credit reporting agency. From 2004 until 2006, Ms. Anderson was Chief Accounting Officer for TripleNet Properties and its affiliates. From 1996 to 2004, Ms. Anderson held senior financial positions with The First American Corp., a Fortune 500 title insurance company. Ms. Anderson has served on the board of directors for Tomi Environmental Services (OCTQB: TOMZ) since 2016 and Concierge Technologies since May 2019 (OTCQB: CNCG). Ms. Anderson is a CPA (Inactive). Ms. Anderson holds a B.A. degree in Business Administration with an accounting concentration from California State University Fullerton.

Ms. Anderson will be compensated pursuant to the Company’s director compensation program (the “Program”), which was adopted by the Board on December 5, 2019 and which will be implemented beginning in 2020.

The Program consists of the following compensation for directors:

Cash Compensation (payable quarterly)

●	Board service - $20,000 per year
●	Chairman of the Audit Committee – additional $10,000 per year
●	Chairman of any other Standing Committee – additional $5,000 per year
●	Member of the Audit Committee – additional $5,000 per year
●	Member of any other Standing Committee – additional $2,500 per year

Equity Compensation

●	Initial grant for new director – five year stock option to purchase 250,000 shares of Company common stock at the closing price of the Company’s common stock on the grant date, vesting 50% on the grant date and the remainder vesting 12.5% on the last day of each subsequent calendar quarter-end until fully vested, subject to continued service.

●	Annual grant – five year stock option to purchase 100,000 shares of Company common stock granted on the earlier of the date of the Company’s annual meeting of stockholders or the last business day of the month ending June 30, vesting 12.5% on the last day of each subsequent calendar quarter-end until fully vested, subject to continued service.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUARDION HEALTH SCIENCES, INC.
Date: December 30, 2019
	By:	/s/ MICHAEL FAVISH
	Name:	Michael Favish
	Title:	Chief Executive Officer